CUSIP NO. 56117J100	13D

Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13D to which this Agreement is an exhibit (and any further amendment filed by them) with respect to the shares of Class A Common Stock of Malibu Boats, Inc. This agreement may be executed simultaneously in any number of counterparts, all of which together shall constitute one and the same instrument.

HORIZON HOLDINGS, LLC

By:	/s/ Phillip S. Estes
Name: Phillip S. Estes
Title: Managing Member

MALIBU HOLDINGS, L.P.
By: Horizon Holdings, LLC, its general partner

By:	/s/ Phillip S. Estes
Name: Phillip S. Estes
Title: Managing Member

JAMES M. SHORIN

/s/ James M. Shorin

PHILLIP S. ESTES

/s/ Phillip S. Estes